PROSPECTUS SUPPLEMENT NO. 6 (to Prospectus dated September 15, 2021)	Filed pursuant to Rule 424(b)(3) Registration No: 333-259281

Momentus Inc.

Up to 41,654,148 Shares of Class A Common Stock
Up to 19,897,500 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 1,018,281 Shares of Class A Common Stock Issuable Upon Exercise of Options
and Up to 634,708 Shares of Class A Common Stock Issued Upon Exercise of Options
and Up to 272,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated September 15, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259281). This prospectus supplement is being filed to update the selling securityholders table in the prospectus to reflect transfers of Class A Stock (as defined below) from SRAC PIPE Partners LLC and SRC-NI Holdings, LLC to certain members thereof and a transfer of warrants to purchase shares of our Class A Stock from SRC-NI Holdings, LLC to a member thereof.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 54,579,637 shares of our Class A common stock, par value $0.00001 per share (“Class A Stock”), which consists of (i) 495,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to SRC-NI Holdings, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Stable Road Acquisition Corp. (“SRAC”) and subsequently distributed to certain equityholders of the Sponsor, (ii) 50,000 shares of Class A Stock (the “Underwriter Shares”) originally issued in a private placement to and Cantor Fitzgerald & Co. (“Cantor”) in connection with the IPO, (iii) 50,000 shares of Class A Stock (the “Finder Shares”) issued pursuant to a finder’s agreement dated June 28, 2020, (iv) 4,062,500 shares of Class A Stock originally issued to the Sponsor and SRAC PIPE Partners LLC in connection with the IPO, (v) 25,996,648 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (vi) 11,000,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated July 15, 2021 (the “PIPE Shares”), (vii) 11,272,500 shares of Class A Stock issuable upon the exercise of 11,272,500 warrants originally issued in a private placement to the Sponsor and Cantor in connection with the IPO (the “Sponsor and Underwriter Private Warrants”) or in a private placement in connection with the Business Combination (as defined in the Prospectus) (the “PIPE Private Warrants”), in each case at an exercise price of $11.50 per share of Class A Stock (collectively, the “Private Warrants”), (viii) up to 1,018,281 shares of Class A Stock issuable upon the exercise of certain Rollover Options (as defined in the Prospectus), and (ix) 634,708 shares of Class A Stock issued upon the exercise of certain Rollover Options and (B) up to 272,500 Private Warrants.

In addition, the Prospectus relates to the offer and sale of up to 8,625,000 shares of Class A Stock that are issuable by us upon the exercise of 8,625,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).

Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively. On February 17, 2022, the last reported sales price of our Class A Stock was $2.32 per share and the last reported sales price of our Public Warrants was $0.355 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated September 15, 2021 with respect to the securities described above, including any amendments or supplements thereto.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 18, 2022.

SELLING SECURITYHOLDERS

The following information is provided to update the Selling Securityholders table in the prospectus to reflect (i) transfers by SRAC PIPE Partners LLC of an aggregate of 176,471 shares of our Class A Stock and (ii) transfers by SRC-NI Holdings, LLC of an aggregate of 2,548,529 shares of our Class A Stock and warrants to purchase up to an aggregate of 50,000 shares of our Class A Stock. Accordingly, the Selling Securityholders table has been updated to (A) reduce the number of shares beneficially owned by SRAC PIPE Partners LLC by 176,471, (B) reduce the number of shares beneficially owned by SRC-NI Holdings, LLC by 2,598,529 and (C) include the names and number of shares now held by each of the transferees.

The Selling Securityholders set forth in the table below are presented in categories intended to describe the origin of their beneficial ownership of the shares of our Class A Stock and Warrants. “Holders of Founder Shares” refers to holders of Founder Shares, private placement shares and private placement warrants acquired (directly or indirectly) prior to the Closing. “Holders of Underwriter Shares” refers to holders of Underwriter Shares acquired in a private placement by Cantor Fitzgerald & Co in connection with our IPO. “Holders of Finder Shares” refers to holders of Finder Shares issued pursuant to a finder’s agreement dated June 28, 2020. “Holders of PIPE Shares and Private Warrants” refers to holders of PIPE Shares acquired pursuant to certain subscription agreements and holders of Private Warrants acquired in a private placement concurrently with our IPO. “Holders of Merger Consideration Shares and/or Rollover Options” refers to holders of shares of our Class A Stock received in the Business Combination and/or holder of the Rollover Options. “Holders of Shares Issued Upon Exercise of Options” refers to holders of shares of our Class A Stock issued upon exercise of options. “Holders of Shares Issuable Upon Exercise of Options” refers to holders of shares of our Class A Stock issuable upon exercise of options. Selling Securityholders whose beneficial ownership of shares of our Class A Stock or Warrants originates from the acquisition of such securities to which more than one of such categories apply are presented only in the first applicable category set forth below.

Certain Selling Securityholders may also beneficially own shares of our Class A Stock indirectly through their beneficial ownership of securities held directly by other Selling Securityholders included in the table below. In the table set forth below, such beneficial ownership is only included for the direct owner of such securities to avoid double counting, but is reflected in the footnotes for the other applicable beneficial owners of such securities.

Unless otherwise indicated below, the address of each Selling Securityholder listed in the table below is c/o Momentus Inc., 3901 N. First Street, San Jose, CA 95134

	Shares of Class A Stock				Warrants to Purchase Class A Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering*	Percent Owned After Offering*	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Holders of Founder Shares
SRC-NI Holdings, LLC(1)	1,437,500	1,437,500	—	—	—	—	—	—
Stable Road Capital LLC(2)	1,230,143	1,230,143	—	—	396,001	396,001	—	—
DIBALYD Investments LLC(3)	1,697,805	1,697,805	—	—	754,425	754,425	—	—
Nala Investments LLC(4)	233,972	233,972	—	—	11,875	11,875	—	—
James A. Hofmockel(5)	109,447	109,447	—	—	19,960	19,960	—	—
JW Capital, LLC(6)	134,284	134,284	—	—	38,609	38,609	—	—
Douglas C. Gessner Revocable Trust(7)	30,983	30,983	—	—	5,000	5,000	—	—
CR Financial Holdings, Inc.(8)	154,919	154,919	—	—	25,000	25,000	—	—
South Pacific Investment Holdings LLC(9)	135,790	135,790	—	—	62,390	62,390	—	—
HKE2(10)	107,746	107,746	—	—	49,505	49,505	—	—
Allegro Capital, LLC(11)	8,118	8,118	—	—	3,730	3,730	—	—
MYW Holdings, LLC(12)	40,589	40,589	—	—	18,649	18,649	—	—
John Jiang(13)	81,178	81,178	—	—	37,298	37,298	—	—
Andrew Perry(14)	16,236	16,236	—	—	7,460	7,460	—	—
Randolph Street Ventures, L.P. - 2020-98(15)	430,985	430,985	—	—	198,020	198,020	—	—
Andrew Simpson(16)	16,236	16,236	—	—	7,460	7,460	—	—
Alyssa M. Nobriga(17)	21,549	21,549	—	—	9,901	9,901	—	—
Frostwood Corp.(18)	81,178	81,178	—	—	37,298	37,298	—	—
Flamingo Drive Partners LLC(19)	32,471	32,471	—	—	14,919	14,919	—	—
Brian Kabot(20)	331,824	331,824	—	—	—	—	—	—
Ken Leonard(21)	121,635	121,635	—	—	—	—	—	—
James Norris(22)	49,155	49,155	—	—	—	—	—	—
Marc Lehman(23)	15,752	15,752	—	—	—	—	—	—
Kellen O’Keefe(24)	15,752	15,752	—	—	—	—	—	—
Ann Kono(25)	15,752	15,752	—	—	—	—	—	—
Juan Manuel Quiroga Fernandez(26)	280,957	280,957	—	—	—	—	—	—
DIBAR Investments LLC(27)	256,281	256,281	—	—	—	—	—	—
JCAC LLC(28)	556,925	556,925	—	—	50,000	50,000	—	—
Gundy Co ITF HGC Arbitrage Fund LP(29)	159,838	159,838	—	—	—	—	—	—
Holders of Underwriter Shares
Cantor Fitzgerald & Co.(30)	75,000	75,000	—	—	25,000	25,000	—	—
Holders of Finder Shares
Pickwick Capital Partners, LLC(31)	4,000	4,000	—	—	—	—	—	—
Jeffrey D. Appel(32)	46,000	46,000	—	—	—	—	—	—
Holders of PIPE Shares and Private Warrants
Axon Partners, L.P. (33)	904,600	904,600	—	—	—	—	—	—
Axon International, LP(33)	95,400	95,400	—	—	—	—	—	—
SMALLCAP World Fund, Inc.(34)	4,450,000	4,450,000	—	—	—	—	—	—

	Shares of Class A Stock				Warrants to Purchase Class A Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering*	Percent Owned After Offering*	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Holders of Founder Shares
Highbridge Tactical Credit Master Fund, L.P.(35)	1,507,948	1,507,948	—	—	—	—	—	—
Highbridge SPAC Opportunity Fund, L.P. (36)	1,492,052	1,492,052	—	—	—	—	—	—
Kamunting Street Master Fund, Ltd. (37)	800,000	800,000	—	—	—	—	—	—
XZAR Momentus LLC(38)	2,000,000	2,000,000	—	—	—	—	—	—
Charles Schein Family Partners LLC(39)	200,000	200,000	—	—	—	—	—	—
Kinobody Fitness Inc.(40)	100,000	100,000	—	—	—	—	—	—
Michael Schein Family Partners LLC(41)	100,000	100,000	—	—	—	—	—	—
MR Scale Series MS LLC(42)	1,400,000	1,400,000	—	—	—	—	—	—
TRC Venture Fund II LLC(43)	200,000	200,000	—	—	—	—	—	—
Exempt Trust for Edgar D. Jannotta eu Edgar D. Jannotta 2010 Family Trust(44)	200,000	200,000	—	—	—	—	—	—
Edward Cochran(45)	100,000	100,000	—	—	—	—	—	—
Kantstraat LLC(46)	50,000	50,000	—	—	—	—	—	—
Tribe Capital VI, LLC Series 6(47)	1,000,000	1,000,000	—	—	—	—	—	—
West Coast Equity Partners LLC(48)	2,400,000	2,400,000	—	—	—	—	—	—
Affiliates of Momentus (Holders of Merger Consideration Shares and/or Rollover Options)
Entities associated with Prime Movers Lab(49)	27,996,648	27,996,648	—	—	—	—	—	—
Dawn Harms(50)	250,712	250,712	—	—	—	—	—	—
Holders of Shares Issued Upon Exercise of Options
Former Employees(51)	634,708	634,708	—	—	—	—	—	—
Holders of Shares Issuable Upon Exercise of Options
Former Employees(51)	767,569	767,569	—	—	—	—	—	—

*	We do not know when or in what amounts the Selling Securityholders will offer shares for sale, if at all. The Selling Securityholders may sell any or all of the shares included in and offered by this prospectus. Because the Selling Securityholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the Selling Securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the Selling Securityholders.

1)	Represents 1,437,500 shares of Class A Stock held by SRC-NI Holdings, LLC, SRAC’s sponsor (the “Sponsor”). Brian Kabot, Juan Manuel Quiroga and Edward Freedman are the managers of the Sponsor and have voting and investment discretion with respect to the securities held by the Sponsor. As such, each of them may be deemed to share beneficial ownership of the securities held directly by the Sponsor. Each of them disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein. The business address of the Sponsor is 1345 Abbot Kinney Blvd., Venice, California 90291.

2)	Represents 834,142 shares of Class A Common Stock and warrants to purchase 396,001 shares of Class A Common Stock held by Stable Road Capital LLC. Edward Freedman is the sole member of Stable Road Capital LLC and therefore may be deemed to possess beneficial ownership of the securities held directly by Stable Road Capital LLC. The address of Stable Road Capital LLC is c/o Stable Road Capital LLC 1345 Abbot Kinney Boulevard Venice, CA 90291.

3)	Represents 943,380 shares of Class A Common Stock and warrants to purchase 754,425 shares of Class A Common Stock held by DIBALYD Investments LLC. Emilio Diez Barroso, Emilio Diez Barroso Azcarraga, Jorge Vargas and Fernando Diez are managers of DIBALYD Investments LLC and therefore may be deemed to have voting and dispositive power over the shares held by DIBALYD Investments LLC. Each of them disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein. The address of DIBALYD LLC is 225 Santa Monica Blvd, Suite 500, Santa Monica, CA 90401.

4)	Represents 222,097 shares of Class A Common Stock and warrants to purchase 11,875 shares of Class A Common Stock held by Nala Investments LLC. The address of Nala Investments LLC is 225 Santa Monica Blvd, Suite 500, Santa Monica, CA 90401.

5)	Represents (i) 80,711 shares of Class A Common Stock and warrants to purchase 12,500 shares of Class A Common Stock held by James A. Hofmockel; and (ii) 8,776 shares of Class A Common Stock and warrants to purchase 7,460 shares of Class A Common Stock held by Hofmockel Investments, LLC. The address of Mr. Hofmockel is 202 Country Club Dr, Mchenry, IL 60050.

6)	Represents 95,675 shares of Class A Common Stock and warrants to purchase 38,609 shares of Class A Common Stock held by JW Capital, LLC. Jonathan M. Waterman is the manager of JW Capital, LLC and therefore may be deemed to have voting and dispositive power over the shares held by JW Capital, LLC. The address of JW Capital, LLC is 1100 Glendon Avenue, Suite 1200, Los Angeles, CA 90012.

7)	Represents 25,983 shares of Class A Common Stock and warrants to purchase 5,000 shares of Class A Common Stock held by Douglas C. Gessner Revocable Trust. The address of Douglas C. Gessner Revocable Trust is 1111 Wagner Road, Glenview, IL 60025.

8)	Represents 129,919 shares of Class A Common Stock and warrants to purchase 25,000 shares of Class A Common Stock held by CR Financial Holdings, Inc. The address of CR Financial Holdings, Inc. is 1601 Washington Ave. #320, Miami Beach, FL 33139.

9)	Represents 73,340 shares of Class A Common Stock and warrants to purchase 62,390 shares of Class A Common Stock held by South Pacific Investment Holdings LLC. Baraterre Limited is the manager of South Pacific Investment Holdings LLC and therefore may be deemed to have voting and dispositive power over the shares held by South Pacific Investment Holdings LLC. The address of South Pacific Investment Holdings LLC is C/O J.P. Morgan Trust Company (Bahamas) Limited, Bahamas Financial Centre, 2/FL, Shirley & Charlotte Streets, P.O. Box N-4899, Nassau, Bahamas.

10)	Represents 58,241 shares of Class A Common Stock and warrants to purchase 49,505 shares of Class A Common Stock held by HKE2. Pamela Castanon is the director of HKE2 and therefore may be deemed to have voting and dispositive power over the shares held by HKE2. The address of HKE2 is PO Box 780, Grand Cayman, Cayman Islands KY1-90.

11)	Represents 4,388 shares of Class A Common Stock and warrants to purchase 3,730 shares of Class A Common Stock held by Allegro Capital, LLC. The address of Allegro Capital, LLC is 655 Deerfield Rd. Suite 100 #324, Deerfield, IL 60015.

12)	Represents 21,940 shares of Class A Common Stock and warrants to purchase 18,649 shares of Class A Common Stock held by MYW Holdings, LLC. The address of MYW Holdings, LLC is 1296 Somerset Road, Teaneck, NJ 07666.

13)	Represents 43,880 shares of Class A Common Stock and warrants to purchase 37,298 shares of Class A Common Stock held by John Jiang. The address of Mr. Jiang is 7000 Bahia Beach Blvd, Unit 2211, Rio Grande, PR 00745.

14)	Represents 8,776 shares of Class A Common Stock and warrants to purchase 7,460 shares of Class A Common Stock held by Andrew Perry. The address of Mr. Perry is 111 S. Quincy Ave, Margate, NJ 08402.

15)	Represents 232,965 shares of Class A Common Stock and warrants to purchase 198,020 shares of Class A Common Stock held by Randolph Street Ventures, L.P. - 2020-98. The address of Randolph Street Ventures, L.P. - 2020-98 is 300 North LaSalle Street, 10th Floor, Chicago, IL 60654.

16)	Represents 8,776 shares of Class A Common Stock and warrants to purchase 7,460 shares of Class A Common Stock held by Andrew Simpson. The address of Mr. Simpson is 13428 Maxella Ave, #554, Marina Del Rey, CA 90292.

17)	Represents 11,648 shares of Class A Common Stock and warrants to purchase 9,901 shares of Class A Common Stock held by Alyssa M. Nobriga. The address of Ms. Nobriga is 575 Moreno Ave, Los Angeles, CA 90049.

18)	Represents 43,880 shares of Class A Common Stock and warrants to purchase 37,298 shares of Class A Common Stock held by Frostwood Corp. Noble Invest & Trade Inc. is the sole director of Frostwood Corp. and therefore may be deemed to have voting and dispositive power over the shares held by Frostwood Corp. The address of Frostwood Corp. is Aleman, Cordero, Galindo & Lee (Bahamas) Limited. Winterbotham Place, Marlborough & Queen Streets. P.O. Box CB 11.343, Nassau, Bahamas.

19)	Represents 17,552 shares of Class A Common Stock and warrants to purchase 14,919 shares of Class A Common Stock held by Flamingo Drive Partners LLC. The address of Flamingo Drive Partners LLC is 300 West 41st St., Miami Beach, FL 33140.

20)	Represents 331,824 shares of Class A Common Stock held by Brian Kabot. The address of Brian Kabot is 261 Franklin Rd., Glencoe, IL 60022.

21)	Represents 121,635 shares of Class A Common Stock held by Ken Leonard. The address of Ken Leonard is 634 Westgate Road, Deerfield, IL 60015.

22)	Represents 49,155 shares of Class A Common Stock held by James Norris. The business address of James Norris is 1345 Abbot Kinney Blvd., Venice, CA 90291.

23)	Represents 15,752 shares of Class A Common Stock held by Marc Lehman. The business address of Marc Lehman is 30 West 41st St., Suite 202, Miami Beach, FL 33140.

24)	Represents 15,752 shares of Class A Common Stock held by Kellen O’Keefe. The business address of Kellen O’Keefe is PO Box 134, Rancho Sante Fe, CA 92067.

25)	Represents 15,752 shares of Class A Common Stock held by Ann Kono. The address of Ann Kono is 537 Lincoln Blvd, Santa Monica, CA 90402.

26)	Represents 280,957 shares of Class A Common Stock held by Juan Manuel Quiroga Fernandez. The address of Juan Manuel Quiroga Fernandez is 225 Santa Monica Blvd, Suite 500, Santa Monica, CA 90401.

27)	Represents 256,281 shares of Class A Common Stock held by DIBAR Investments LLC. Avanti Capital Investments LLC is the manager of DIBAR Investments LLC and therefore may be deemed to have voting and dispositive power over the shares held by DIBAR Investments LLC. The address of DIBAR Investments LLC is 225 Santa Monica Blvd, 9th Floor Santa Monica, CA 90401.

28)	Represents 506,925 shares of Class A Common Stock and warrants to purchase 50,000 shares of Class A Common Stock held by JCAC LLC. Jason Capone is the managing manager of JCAC LLC and therefore may be deemed to have voting and dispositive power over the shares held by JCAC LLC. The address of JCAC LLC is 200 Dorado Beach Drive, West Beach #3512, Dorado, Puerto Rico 00646.

29)	Represents 159,838 shares of Class A Common Stock held by Gundy Co ITF HGC Arbitrage Fund LP. HGC Arbitrage Fund GP LP is the general partner of HGC Arbitrage Fund LP and therefore may be deemed to have voting and dispositive power over the shares held by Gundy Co ITF HGC Arbitrage Fund LP. The address of The HGC Arbitrage Fund LP is 1073 Yonge St, 2nd Floor, Toronto, Ontario, M4W 2L2 Canada.

30)	Represents 50,000 shares of Class A Common Stock and warrants to purchase 25,000 shares of Class A Common Stock held by Cantor Fitzgerald and Co. (“Cantor”). Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor, has voting and investment control over these shares. Cantor’s sales and trading division may purchase and sell common shares or other securities of the Company in the open market in the ordinary course of its brokerage business as a market maker or otherwise on behalf of customers. These shares are not included in the table above. The address of Cantor is 110 East 59th Street 7th Floor, New York, Y 10022.

31)	Represents 4,000 shares of Class A Common Stock held by Pickwick Capital Partners, LLC. Douglas Greenwood and David Danovitch are managers of Pickwick Capital Partners, LLC and therefore may be deemed to have voting and dispositive power over the shares held by Pickwick Capital Partners. The address of Pickwick Capital Partners is 445 Hamilton Ave, Suite 1102, White Plains, NY 10601.

32)	Represents 46,000 shares of Class A Common Stock held by Jeffrey D. Appel. The business address of Jeffrey D. Appel is 445 Hamilton Ave, Suite 1102, White Plains, NY 10601.

33)	Includes (i) 452,300 shares of Class A Common Stock and warrants to purchase 452,300 shares of Class A Common Stock held by Axon Partners, L.P., and (ii) 47,700 shares of Class A Common Stock and warrants to purchase 47,700 shares of Class A Common Stock held by Axon International, LP. Dinakar Singh is the Chief Executive Officer of Axon Capital, LP, which is the manager of Axon Partners, L.P. and Axon International, LP and therefore may be deemed to have voting and dispositive power over the shares held by Axon Partners, L.P. and Axon International, LP. The address of Axon Partners, L.P. and Axon International, LP is 126 East 56th Street, 30th Floor, New York, NY 10022.

34)	Represents 2,225,000 shares of Class A Common Stock and warrants to purchase 2,225,000 shares of Class A Common Stock held by SMALLCAP World Fund, Inc. Julian N. Abdey, Michael Beck, Peter Eliot, Brady L. Enright, Bradford F. Free, Leo Hee, Roz Hongsaranagon, Jonathan Knowles, Harold H. La, Dimitrije M. Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP World Fund, Inc. The address of SMALL CAP World Fund, LLC is 333 South Hope Street 55th Floor Los Angeles, CA 90071.

35)	Represents 753,974 shares of Class A Common Stock and warrants to purchase 753,974 shares of Class A Common Stock held by Highbridge Tactical Credit Master Fund, L.P. Highbridge Capital Management, LLC, the trading manager of Highbridge Tactical Credit Master Fund, L.P. (the “Highbridge Fund”), may be deemed to be the beneficial owner of the shares held by the Highbridge Fund. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of the Highbridge Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

36)	Represents 746,026 shares of Class A Common Stock and warrants to purchase 746,026 shares of Class A Common Stock held by Highbridge SPAC Opportunity Fund, L.P. Highbridge Capital Management, LLC, the trading manager of Highbridge SPAC Opportunity Fund, L.P. (the “Highbridge SPAC Fund”), may be deemed to be the beneficial owner of the shares held by the Highbridge SPAC Fund. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of the Highbridge SPAC Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

37)	Represents 400,000 shares of Class A Common Stock and warrants to purchase 400,000 shares of Class A Common Stock held by Kamunting Street Master Fund, Ltd. Allan Teh is the Chief Executive Officer of Kamunting Street Capital Management, L.P., the manager of Kamunting Street Master Fund, Ltd. and therefore may be deemed to have voting and dispositive power over the shares held by Kamunting Street Master Fund, Ltd. The address of Kamunting Street Fund, Ltd. is 119 Washington Ave. Suite 600, Miami Beach, FL 33139.

38)	Represents 1,000,000 shares of Class A Common Stock and warrants to purchase 1,000,000 shares of Class A Common Stock held by Xzar Momentus LLC. The address of Xzar Momentus LLC is 13916 W. Sunset Blvd, Pacific Palisades, CA 90272.

39)	Represents 100,000 shares of Class A Common Stock and warrants to purchase 100,000 shares of Class A Common Stock held by Charles Schein Family Partners LLC. The address of Charles Schein Family Partners LLC is 1003 Benedict Canyon Drive Beverly Hills, CA 90210.

40)	Represents 50,000 shares of Class A Common Stock and warrants to purchase 50,000 shares of Class A Common Stock held by Kinobody Fitness Inc. The address for Kinobody Fitness Inc. is 27 Blyth Hill Road, Toronto, Ontario, Canada.

41)	Represents 50,000 shares of Class A Common Stock and warrants to purchase 50,000 shares of Class A Common Stock held by Michael Schein Family Partners LLC. The address of Michael Schein Family Partners LLC is 400 Evelyn Pl., Beverly Hills, CA 90210.

42)	Represents 700,000 shares of Class A Common Stock and warrants to purchase 700,000 shares of Class A Common Stock held by MR Scale Series M1 LLC. Pavel Cherkashin is a managing partner of MR Scale Series M1 LLC and therefore, may be deemed to have voting and dispositive power over the shares held by MR Scale Series M1 LLC. The address of MR Scale Series M1 LLC is 149 New Montgomery Street, Suite 434, San Francisco, CA 94105.

43)	Represents 100,000 shares of Class A Common Stock and warrants to purchase 100,000 shares of Class A Common Stock held by TRC Venture Fund II. Genesis Guanga is the managing member of TRC Venture Fund II and therefore may be deemed to have voting and dispositive power over the shares held by TRC Venture Fund II. The address for TRC Venture Fund II is 320 Hall Street, Suite 201, Grand Rapids, MI 49507.

44)	Represents 100,000 shares of Class A Common Stock and warrants to purchase 100,000 shares of Class A Common Stock held by the Exempt Trust for Edgar D. Jannotta eu Edgar D. Jannotta 2010 Family Trust (the “Jannotta Family Trust”). Edgar D. Jannotta Jr., as trustee of the Jannotta Family Trust, may be deemed the beneficial owner of shares held by the Jannotta Family Trust. The address of the Exempt Trust for Edgar D. Jannotta eu Edgar D. Jannotta 2010 Family Trust is P.O. Box 504, Teton Village, WY 83025.

45)	Represents 50,000 shares of Class A Common Stock and warrants to purchase 50,000 shares of Class A Common Stock held by Edward Cochran. The business address of Edward Cochran is 20030 Marchmont Rd. Shaker Heights, OH 44122.

46)	Represents 25,000 shares of Class A Common Stock and warrants to purchase 25,000 shares of Class A Common Stock held by Kantstraat LLC. Brandon Kanitz is a managing member of Thornapple River Capital, the sole manager of Kantstraat LLC, and therefore, may be deemed to have voting and dispositive power over the shares held by Kantstraat LLC. The address of Kantstraat LLC is 320 Hall Street, Suite 201, Grand Rapids, MI 49507.

47)	Represents 500,000 shares of Class A Common Stock and warrants to purchase 500,000 shares of Class A Common Stock held by Tribe Capital VI, LLC Series 6. Tribe Capital VI, LLC Series 6 is a series limited liability company. The manager of Tribe Capital VI, LLC Series 6 is Tribe Capital Partners VI, LLC. Tribe Capital Partners VI, LLC is in turn managed by Tribe Capital Management, LLC, a registered investment adviser. As such, Tribe Capital Partners VI, LLC and Tribe Capital Management, LLC may be deemed to have beneficial ownership of the securities over which Tribe Capital VI, LLC Series 6 has voting or dispositive power. Tribe Capital Management, LLC is controlled by its members, that act by unanimous approval and which ultimately possess voting and dispositive power with respect to the shares held by Tribe Capital VI, LLC Series 6. The individual members of Tribe Capital Management, LLC are Arjun Sethi, Theodore Maidenberg, and Jonathan Hsu. The address of Tribe Capital VI, LLC Series 6 is 2700 19th Street San Francisco, CA 94110.

48)	Represents 1,200,000 shares of Class A Common Stock and warrants to purchase 1,200,000 shares of Class A Common Stock held by West Coast Equity Partners LLC. Alexander Lazovsky is the managing member of West Coast Equity Partners LLC and therefore may be deemed to have voting and dispositive power over the shares held by West Coast Equity Partners LLC. The address of West Coast Equity Partners LLC is 16192 Coastal Highway, Lewes, DE 19958.

49)	Includes (i) 16,078,460 shares held by PML, (ii) 6,373,200 shares held of record by Momentus PML SPV 1 LP (“PML SPV 1”), (iii) 1,018,594 shares held of record by Momentus PML SPV 2 LP (“PML SPV 2”), (iv) 2,526,394 shares held of record by Momentus PMS SPV3 LP (“PML SPV 3”) and (v) 1,000,000 shares of Class A Common Stock and warrants to purchase 1,000,000 shares of Class A Common Stock held by Prime Movers Growth Fund I LP (“PMG”). Prime Movers Lab GP I LLC (“PML GP”), is the general partner of PML, PML SPV 1, PML SPV 2, PML SPV 3 and PMG. Dakin Sloss is the manager of PML GP and may be deemed to have or share beneficial ownership of the shares held by PML, PML SPV 1, PML SPV 2 and PML SPV 3. The mailing address of PML, PML SPV 1, PML SPV 2 and PML SPV 3 is P.O. Box 12829, Jackson, WY 83002.

50)	Consists of 250,712 shares of Class A Common Stock issuable upon exercise of options.

51)	Consists of (i) 65,946 shares of Class A Common Stock issuance upon exercise of options held by Jason Hummelt, (ii) 210,063 shares of Class A Common Stock held by Alexander Wicks, (iii) 597,157 shares of Class A Common Stock held by Alexander Fishkin, (iv) 28,982 shares of Class A Common Stock held by Nicholas Gascon, (v) 170,412 shares of Class A Common Stock held by Matthew Parman, (vi) 31,434 shares of Class A Common Stock held by Kathy Shockey, and (vii) 298,283 shares of Class A Common Stock issuance upon exercise of options held by Vincent J. Deno.